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Contacts: Ron Tarrant, Chairman, President, and CEO 253-850-3500

FRESHER UNDER PRESSURE®, INC. NAMES STEVE REICHENBACH
AS NEW CHIEF FINANCIAL OFFICER

    Kent, WA—September 6, 2001—Flow International Corporation (Nasdaq: FLOW), today announced that Steve Reichenbach has been named to the new position of Chief Financial Officer of its wholly owned subsidiary Fresher Under Pressure, Inc., effective immediately. Previously, Mr. Reichenbach was EVP and Chief Financial Officer of Flow International.

    "The addition of Steve to our team greatly enhances our ability to capitalize on the window of opportunity for this exciting food safety technology," said Pat Adams, President and Chief Executive Officer of Fresher Under Pressure, Inc. "Steve's understanding of our business and ultrahigh-pressure technology will enable us to move quickly in building the premier food safety company. Fresher Under Pressure uses ultrahigh-pressure to destroy food-borne bacteria and organisms that cause health hazards and spoilage in fresh foods, without compromising the taste, texture, or nutritional value. We feel this is the most promising technology on the horizon today for dealing with food safety," continued Adams.

    Michael O'Brien, who has been FLOW's Controller since 1999, will become acting Chief Financial Officer of the core FLOW business. "Mr. O'Brien's experience with FLOW and his demonstrated skills ideally suit him for this position," said Ron Tarrant, Chairman, President, and CEO of Flow International. Mr. O'Brien holds an MBA, CPA, and has previously served as Chief Financial Officer of a privately held company. "Both of these announcements ideally situate us to move ahead on both business fronts in an aggressive fashion. Both our cutting and food technologies are leading edge and require concerted focus to reach our goals," added Tarrant.

    Flow International Corporation is the world's leading developer and manufacturer of ultrahigh-pressure (UHP) waterjet technology for cutting, cleaning, and food-safety applications, as well as isostatic and flexform presses. FLOW provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production.

    This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on those factors identified in the company's filings with the SEC. The words "believe", "expect", "intend", "anticipate", variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward looking. Forward-looking statements in this press release include, without limitation, the statement that the addition of Mr. Reichenbach will allow Fresher Under Pressure to move quickly on capitalizing on its opportunity and that the announcements will allow Flow to better manage, from a financial standpoint, its two core operating businesses. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

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FRESHER UNDER PRESSURE® , INC. NAMES STEVE REICHENBACH AS NEW CHIEF FINANCIAL OFFICER